Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
May 6, 2020
American Equity Reports First Quarter 2020 Results
Company Highlights

•	First quarter 2020 net income available to common stockholders of $236.3 million or $2.57 per diluted common share

•	First quarter 2020 non-GAAP operating income[1] available to common stockholders of $154.1 million or $1.67 per diluted common share

•	First quarter 2020 annuity sales of $705 million

•	Policyholder funds under management of $53.3 billion

•	First quarter 2020 investment spread of 2.64%

•	Estimated risk-based capital ratio of 396% pro forma including May 4th capital contribution
WEST DES MOINES, Iowa (May 6, 2020) - During the first quarter of 2020, American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs), shifted quickly and effectively to respond to the COVID-19 global pandemic while keeping its employees safe and maintaining its industry leading service.
"I couldn't be prouder of our leadership team and employees in their response to these unprecedented times," said Anant Bhalla, Chief Executive Officer. "In March, we moved decisively to first protect our employees and business partners and to pivot our operating platform to continue to provide FIA industry leading levels of service for clients and producers in a prolonged work from home environment. In parallel, we fortressed the life insurance company balance sheets with $1.3 billion of liquidity as of March 31st and a pro forma 396% RBC ratio after reflecting a $200 million capital contribution from the holding company earlier this month."
American Equity today reported first quarter 2020 net income available to common stockholders of $236.3 million, or $2.57 per diluted common share, compared to net loss available to common stockholders of $30.0 million, or $0.33 per diluted common share, for first quarter 2019.

Non-GAAP operating income1 available to common stockholders for the first quarter 2020 was $154.1 million, or $1.67 per diluted common share, compared to non-GAAP operating income1 available to common stockholders of $89.4 million, or $0.97 per diluted common share, for first quarter 2019. On a trailing twelve-month basis, non-GAAP operating return1 on average common stockholders' equity excluding average AOCI1 was 23.0% based on reported results and 18.8% excluding the impact of annual actuarial revisions in the third quarter of 2019.
The year-over-year increases in quarterly non-GAAP operating income1 available to common stockholders and non-GAAP operating income1 per share available to common stockholders were attributable to lower amortization of deferred policy acquisition costs and deferred sales inducements and an increase in investment spread which benefited from active in-force crediting rate management and non-trendable investment spread items.  The benefit from these items was partially offset by a greater increase in the liability for future benefits to be paid for lifetime income benefit riders.  The decline in deferred acquisition cost and deferred sales inducement amortization and the increase in the liability for lifetime income benefit riders is consistent with the actuarial revisions made in the third quarter of 2019 and reflect actual experience during the first quarter of 2020. In addition, the company recognized a $31 million, or $0.33 per diluted share, tax benefit in the first quarter of 2020 from tax loss carry back to prior years under the newly enacted CARES Act.
INVESTMENT SPREAD DECREASES SEQUENTIALLY ON LOWER YIELD ON INVESTED ASSETS
American Equity’s investment spread was 2.64% for the first quarter of 2020 compared to 2.77% for the fourth quarter of 2019 and 2.58% for the first quarter of 2019. On a sequential basis, the average yield on invested assets decreased by 16 basis points while the cost of money fell by 3 basis points.
Average yield on invested assets was 4.36% in the first quarter of 2020 compared to 4.52% in the fourth quarter of 2019. The average yield on invested assets excluding non-trendable items was 4.30% in the first quarter of 2020 compared to 4.39% in the fourth quarter of 2019. The decrease in investment yield was primarily driven by the decline in short term yields on floating rate instruments in the investment portfolio, yields on new money investments, and retention of a higher level of liquidity in the investment portfolios of the life insurance companies.
The aggregate cost of money for annuity liabilities of 1.72% in the first quarter of 2020 was down 3 basis points from 1.75% in the fourth quarter of 2019. The cost of money benefited by 5 basis points from the over hedging of index-linked interest obligations in both quarters.
Commenting on investment spread, Bhalla said: “Excluding non-trendable investment spread items, on a sequential basis, investment yield and investment spread decreased by 9 and 6 basis points respectively. We are actively managing spread to offset lower investment income and increased cost of money. Option costs were flat in the first quarter as the rise in costs of certain options due to the increase in the market implied volatility that was witnessed in March offset the actions we took beginning in January to reduce caps and fixed crediting rates on $29.7 billion of policyholder funds under management in light of declining portfolio yields. Due to the continued elevated levels of market implied volatility since March, which impacts the cost of buying options for certain index strategies, we will begin reducing renewal participation rates on $4.3 billion of policyholder funds starting June 1. We intend to be financially prudent and disciplined in managing in-force and new money cost, while staying true to our core beliefs in always doing the right thing by our clients and producers. Therefore, if market implied volatility levels were to fall back to February levels, we could begin to unwind some of these rate actions in the future.”

POLICYHOLDER FUNDS UNDER MANAGEMENT RELATIVELY FLAT ON $705 MILLION OF SALES
Policyholder funds under management at March 31, 2020 were $53.3 billion, an $82 million, or 0.2% increase from December 31, 2019. First quarter gross and net sales were $705 million and $687 million, respectively, representing decreases of 43% and 42% from first quarter 2019 sales. On a sequential basis, gross and net sales decreased 23% and 19%, respectively. Compared to the fourth quarter of 2019, gross sales at American Equity Life and Eagle Life declined 23% and 26%, respectively.
Commenting on sales, Bhalla said: "Entering the quarter, we were not the most competitive in either the accumulation or income markets, primarily driven by some competitors who in our view were being aggressive in order to gain market share. With the recent market events, these competitors have lowered their rates to more sustainable levels for them, thereby having bridged the competitive gap in our favor. Our S&P 500 Dividend Aristocrats DRC 5% Excess Return strategies now illustrate particularly well.
Commenting on the market environment and the outlook for FIA sales, Bhalla added: "While we are currently in an improved competitive position, it seems likely that sales will remain subdued until social distancing needs abate or producers find new ways to engage with clients and the dining table discussion in households shifts from primarily health concerns to longer term issues around wealth and retirement income. In the meanwhile, we are in the process of refreshing our product line beginning with our accumulation product portfolio. These serve as a very compelling alternative to offerings inside traditional equity-bond allocation strategies. As a first step, we will be introducing our first multi-asset index strategy in June. This adds to our distribution partners tool-kit of client solutions, while reducing the vulnerability of cost of money to changes in implied volatility in the marketplace as is the case for plain vanilla S&P 500 annual point-to-point participation rate strategies."
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss first quarter 2020 earnings on Thursday, May 7, 2020 at 10:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 855-865-0606, passcode 3589908 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on American Equity's website. An audio replay will also be available via telephone through May 14, 2020 at 855-859-2056, passcode 3589908 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned subsidiaries, is a leading issuer of fixed index annuities through independent agents, banks and broker-dealers. American Equity Investment Life Holding Company, a New York Stock Exchange listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended March 31,
	2020	2019
Revenues:
Premiums and other considerations	$7,664	$5,410
Annuity product charges	59,549	52,966
Net investment income	573,318	558,438
Change in fair value of derivatives	(941,874)	384,469
Net realized gains (losses) on investments, excluding credit losses on fixed maturity securities, available for sale	11,035	(563)
Credit losses on fixed maturity securities, available for sale	(31,371)	—
Loss on extinguishment of debt	(2,024)	—
Total revenues	(323,703)	1,000,720

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	10,072	9,299
Interest sensitive and index product benefits	400,219	136,674
Amortization of deferred sales inducements	73,591	33,309
Change in fair value of embedded derivatives	(1,250,061)	766,323
Interest expense on notes payable	6,385	6,379
Interest expense on subordinated debentures	1,588	4,088
Amortization of deferred policy acquisition costs	120,702	45,132
Other operating costs and expenses	43,626	38,979
Total benefits and expenses	(593,878)	1,040,183
Income (loss) before income taxes	270,175	(39,463)
Income tax expense (benefit)	27,228	(9,453)
Net income (loss)	242,947	(30,010)
Less: Preferred stock dividends	6,611	—
Net income (loss) available to common stockholders	$236,336	$(30,010)

Earnings (loss) per common share	$2.58	$(0.33)
Earnings (loss) per common share - assuming dilution	$2.57	$(0.33)

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	91,644	90,883
Earnings (loss) per common share - assuming dilution	92,021	91,744

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss) available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income (loss) available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income (loss) available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income (Loss) Available to Common Stockholders to Non-GAAP Operating Income Available to Common Stockholders

	Three Months Ended March 31,
	2020	2019
Net income (loss) available to common stockholders	$236,336	$(30,010)
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized gains/losses on financial assets, including credit losses	16,349	305
Change in fair value of derivatives and embedded derivatives - fixed index annuities	(120,454)	150,944
Change in fair value of derivatives - interest rate caps and swap	(848)	636
Income taxes	22,702	(32,473)
Non-GAAP operating income available to common stockholders	$154,085	$89,402

Per common share - assuming dilution:
Net income (loss) available to common stockholders	$2.57	$(0.33)
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized gains/losses on financial assets, including credit losses	0.17	—
Change in fair value of derivatives and embedded derivatives - fixed index annuities	(1.31)	1.64
Change in fair value of derivatives - interest rate caps and swap	(0.01)	0.01
Income taxes	0.25	(0.35)
Non-GAAP operating income available to common stockholders	$1.67	$0.97

(a)
Adjustments to net income (loss) available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements and deferred policy acquisition costs where applicable.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity and non-GAAP operating return on average common stockholders' equity are calculated by dividing net income (loss) available to common stockholders and non-GAAP operating income available to common stockholders, respectively, for the trailing twelve months by average total stockholders' equity excluding average equity available to preferred stockholders and average accumulated other comprehensive income (AOCI).  We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
March 31, 2020
Average Common Stockholders' Equity Excluding Average AOCI
Average total stockholders' equity	$3,231,147
Average equity available to preferred stockholders	(200,000)
Average AOCI	(366,836)
Average common stockholders' equity excluding average AOCI	$2,664,311

Net income available to common stockholders	$512,436
Non-GAAP operating income available to common stockholders	$612,866

Return on Average Common Stockholders' Equity Excluding Average AOCI
Net income available to common stockholders	19.23%
Non-GAAP operating income available to common stockholders	23.00%